Exhibit 16.1

Plante & Moran, PLLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

September 16, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the Change in Certifying Accountant disclosure regarding Solid Power, Inc. appearing in the Registration Statement on Form S-4, File No. 333-258681 of Decarbonization Plus Acquisition Corporation III dated on or near September 16, 2021 and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph in the disclosure and the statements made in the second, third, and fourth paragraphs of the disclosure.

2.	We have no basis on which to agree or disagree with the statements made in the first and third sentences of the first paragraph of the disclosure.

Yours truly,

Denver, Colorado